                                                                    EXHIBIT 3.22

                        RIGHT OF FIRST REFUSAL AGREEMENT

      THIS AGREEMENT made the 18 day of October, 1999,

BETWEEN:

            MICHAEL ESKENAZI,
            of the City of Baie D'Urfe, in the Province of Quebec
            (hereinafter called "Michael"),

            GINA ESKENZA,
            of the City of Baie D'Urfe, in the Province of Quebec
            (hereinafter called "Gina"),

            FELIX & NORTON INTERNATIONAL INC.,
            a corporation incorporated under the laws of Canada
            (hereinafter called "FNII"),

            (Michael, Gina and FNII are collectively referred to herein as the "Vendors")

            - and -

            INTERNATIONAL MENU SOLUTIONS INC.,
            a corporation incorporated under the laws of the Province of Ontario,
            (hereinafter called "IMSI")

            - and -

            INTERNATIONAL MENU SOLUTIONS CORPORATION, a corporation incorporated under the laws of the State of Nevada, (hereinafter called "IMSC")

RECITALS:

A. The Vendors, IMSI and IMSC have entered into a Share Purchase Agreement dated September 3Oth, 1999 (the "Purchase Agreement") with respect to the acquisition of all of the issued and outstanding shares in the capital of The Ultimate Cookie Co. Inc. (the "Purchased Shares").

B. In payment of a portion of the purchase price for the Purchased Shares, IMSI has issued to the Vendors collectively, 250,000 Class E Special Shares Series 5 and 250,000 Class E Special Shares Series 6 in the capital of IMSI (collectively, the "IMSI Special Shares") which IMSI Special Shares are exchangeable for common shares in the capital stock of

      IMSC (the "IMSC Common Shares") on the terms and conditions set forth in the articles of IMSI.

C. IMSI Special Shares, the IMSC Common Shares and any IMSC Class N Shares received by the Vendors in connection with such IMSI Special Shares and any shares or securities into which such shares may be converted or changed or which result from a consolidation, subdivision, reclassification or redesignation of such shares, any shares or securities which are received on such shares as a stock dividend or distribution payable in shares or securities of IMSI or IMSC, any shares received on the exercise of any option, warrant or other similar right received on such shares and any shares or securities which may be received by the parties hereto on such shares as a result of an amalgamation, merger, arrangement or other reorganization of or including IMSI or IMSC, and where the context permits, includes any instrument of IMSI or IMSC that is convertible into shares or evidences the right to acquire shares are collectively referred to herein as the "Subject Shares".

D. It is a condition of the Purchase Agreement that the Vendors enter into this Right of First Refusal Agreement with IMSC and IMSI on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the sum of $10.00 and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto) the parties agree as follows:

1. Definition of Transfer

For the purposes of this Right of First Refusal Agreement, "Transfer" means any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing, but shall not include:

      (i) any transfer 5 which constitutes the exchange of IMSI Special Shares for IMSC Common Shares pursuant to the exercise of the rights attaching to such IMSI Special Shares; or

      (ii) any transfers for estate or tax planning purposes in respect of which IMSI and IMSC has given their prior written approval, not to be unreasonably withheld.

2. Definition of Business Day

For the purposes hereof, the term "Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario or the State of Nevada.

3. Restriction on Transfer

Each of the Vendors covenants that he, she or it, as the case may be, will not Transfer any of the Subject Shares beneficially owned or controlled by him, her or it, except in accordance with the terms of this Right of First Refusal Agreement, or except with the prior written consent of IMSC, which consent shall not be unreasonably withheld. A purported Transfer of any Subject Shares in violation of this Right of First Refusal Agreement shall be null and void and IMSI or IMSC, as the case may be, will not register, nor permit any transfer agent to register, any such Subject Shares on the securities register of IMSI or IMSC, as applicable. The provisions of the immediately preceding sentence are in addition to, and not in lieu of, any other remedies that may be available to IMSC and IMSI to enforce the provisions of this Right of First Refusal Agreement.

4. Notice of Intent to Sell

If at any time a Vendor wishes to effect a Transfer of any of the Subject Shares owned by such Vendor, such Vendor (the "Offeror") shall first offer to Transfer such shares (the "Offered Shares") to IMSI and IMSC (the "Offerees"), such offer (the "Offer") to be made by notice in writing given by the Offeror specifying the price and other terms, if any, upon which the Offeror will sell the Offered Shares (the "Selling Notice"). Such price and terms must be reasonable having regard to the market price of IMSC common stock. The Offerees shall then have a period of 5 Business Days following receipt (or deemed receipt) of the Selling Notice to accept the Offer by notice in writing to the Offeror given within such 5 Business Day period. If no notice is given by the Offerees within such 5 Business Day period, as applicable, the Offerees shall be deemed to have agreed that the Offeror may Transfer the Offered Shares to a third party. The Offerees shall be entitled, within and subject to such 5 Business Day period, to assign their right to purchase the Offered Shares to any person designated by them (the "Designated Purchaser") in writing provided that any such designation shall not release IMSI and IMSC from their obligation to purchase the Offered Shares if the Designated Purchaser fails to complete the purchase.

5. Terms of Purchase.

If the Offer is accepted by either of IMSI or IMSC (the "Offeree") within the required time period, then such acceptance shall constitute a binding agreement pursuant to which the Offeror has agreed to sell and the Offeree or the Designated Purchaser, as the case may be, has agreed to purchase the Offered Shares upon the terms and conditions contained in the Selling Notice. The closing will take place at the offices of IMSI in Concord, Ontario at 2:00 p.m., Toronto time, on the date which is 2 Business Days after the date on which the Offer is accepted by the Offeree unless such date in not a Business Day in which case the closing will occur on the next Business Day.

6. Offer to a Third Party

If one of the Offerees does not accept or if the Offerees are deemed not to accept the Offer, then for a period of 90 days, the Offeror shall have the right to sell the Offered Shares to a bona fide arms' length third party on the terms and conditions contained in the Offer. If the Offered Shares are not sold to a bona fide arms' length third party during such 90 day period, the Offeror may not sell the Offered Shares without first offering them again to the Offerees pursuant to section 4 and so on from time to time.

7. Further Assurances

IMSC agrees to do and to cause to be done all acts and things as a shareholder of IMSI to effect compliance with or waiver of the restrictions on the transfer of shares contained in the articles of IMSI to give effect to any Transfer or any intended Transfer of Offered Shares permitted to be made and recorded as a result of the application of the provisions of this Agreement in order that, notwithstanding such restrictions, the terms and conditions of this Agreement may be carried out. Each party to this Right of First Refusal Agreement covenants and agrees that, from time to time subsequent to the date hereof, it will at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyance, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to request be executed or done in order to better evidence or perfect or effectuate any provision of this Right of First Refusal Agreement or of any agreement or other document executed pursuant to this Right of First Refusal Agreement or any of the respective obligations intended to be created hereby or thereby.

8. Notices

      (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

            (i)   if to the Vendors:

                  c/o Michael Eskenazi
                  1A Sunny Acres
                  Baie D'Urfe Quebec H9X 3B5

            with a copy to:

                  Lapointe Rosenstein
                  1250 Rene Levesque Blvd. W.
                  Montreal, Quebec H3B 5E9
                  Attention: Norman A. Rishikof
                  Telecopier No.: (514) 925-9001

            (ii)  if to IMSI:

                  International Menu Solutions Inc.
                  350 Creditstone Road
                  Concord, Ontario L4K 3Z2
                  Attention: Michael A. Steele
                  Telecopier No.: (416) 660-4585

            with a copy to:

                  McCarter Grespan Robson Beynon
                  675 Riverbend Drive
                  Kitchener, Ontario N2K 3S3
                  Attention: Thomas D. Beynon, Q.C.
                  Telecopier No.: (519) 742-1841

            (iii) if to IMSC:

                  International Menu Solutions Corporation
                  350 Creditstone Road
                  Concord, Ontario L4K 3Z2
                  Attention: Michael A. Steele
                  Telecopier No.: (416) 660-4585

            with a copy to:

                  McCarter Grespan Robson Beynon
                  675 Riverbend Drive
                  Kitchener, Ontario N2K 3S3
                  Attention: Thomas D. Beynon, Q.C.
                  Telecopier No.: (519) 742-1841

      (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted by telecopier (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

      (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 8.

9. Time of Essence

Time shall be of the essence hereof.

10. Governing Law

This Agreement shall be construed by and governed in accordance with the laws of the Province of Ontario.

11. Assignment

This Agreement is not assignable by a party hereto without the prior written consent of each of the other parties.

12. Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

13. Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

/s/                                     /s/ Michael Eskenazi
-----------------------------           ----------------------------------------
         Witness                        Michael Eskenazi


/s/                                     /s/ Gina Eskenazi
-----------------------------           ----------------------------------------
         Witness                        Gina Eskenazi


                                        FELIX & NORTON INTERNATIONAL INC.

                                        Per: /s/
                                             -----------------------------------

                                        Per:
                                             -----------------------------------


                                        INTERNATIONAL MENU SOLUTIONS INC.

                                        Per: /s/
                                             -----------------------------------

                                        Per: /s/
                                             -----------------------------------


                                        INTERNATIONAL MENU SOLUTIONS
                                        CORPORATION

                                        Per: /s/
                                             -----------------------------------

                                        Per: /s/
                                             -----------------------------------